Exhibit 10.24

ASSET PURCHASE AGREEMENT

Among

ARIES COMMUNICATIONS, INC.

ORANGE BROADCASTING CORP.

LBI MEDIA, INC.

LIBERMAN BROADCASTING, INC.

AND

LBI RADIO LICENSE CORP.

RELATING TO THE ACQUISITION OF KMXN-FM

Dated December 19, 2002

i

(continued)

4.17	Indebtedness	16

ARTICLE V REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI MEDIA		16

5.1	Status	16

5.2	No Defaults	16

5.3	Authorization	16

5.4	Brokers	17

5.5	Qualification as a Broadcast Licensee	17

5.6	Litigation	17

5.7	Approvals and Consents	17

ARTICLE VI COVENANTS OF SELLER		17

6.1	Affirmative Covenants of Seller	17

6.2	Negative Covenants of Seller	19

6.3	Financial Information	20

ARTICLE VII ADDITIONAL AGREEMENTS		21

7.1	Application for Commission Consent; Other Consents	21

	7.1.1 FCC Consent	21

	7.1.2 Other Governmental Consents	21

	7.1.3 Control of the Station	21

7.2	Mutual Right to Terminate	21

7.3	Buyer’s Right to Terminate	22

7.4	Seller’s Right to Terminate	22

7.5	Risk of Loss	22

7.6	Transfer Taxes and FCC Filings; Expenses; Bulk Sales.	23

ARTICLE VIII CLOSING CONDITIONS		24

8.1	Conditions Precedent to Buyer’s Obligations	24

	8.1.1 Commission Approval	24

	8.1.2 Representations and Warranties	24

	8.1.3 Performance	24

	8.1.4 FCC Licenses	24

(continued)

	8.1.5 Consents	25

	8.1.6 Litigation and Insolvency	25

	8.1.7 Financial Information	25

	8.1.8 Guarantee	25

	8.1.9 Deliveries	25

8.2	Conditions Precedent to Seller’s Obligations	26

	8.2.1 Commission Approval	26

	8.2.2 Representations and Warranties	26

	8.2.3 Performance	26

	8.2.4 Litigation and Insolvency	26

	8.2.5 Deliveries	26

ARTICLE IX ITEMS TO BE DELIVERED AT THE CLOSING		26

9.1	Seller’s Performance At Closing	26

9.2	Buyer’s Performance at Closing	28

ARTICLE X INDEMNIFICATION		29

10.1	Indemnification by Seller	29

10.2	Indemnification by LBI Media and Buyer	30

10.3	Third-Party Claims	30

10.4	Survival of Representations and Warranties	31

ARTICLE XI MISCELLANEOUS PROVISIONS		31

11.1	Notices	31

11.2	Benefit and Assignment	32

11.3	Public Announcements	33

11.4	Other Documents	33

11.5	Appendices	33

11.6	Construction	33

11.7	Counterparts	33

11.8	Headings	33

11.9	Entire Agreement	33

(continued)

SCHEDULE 4.6	Litigation
SCHEDULE I	Identification of Contracts to be Assumed
SCHEDULE II	List of all Permits and FCC Licenses
SCHEDULE III	List of Required Consents
SCHEDULE IV	Identification of Principal Items of Tangible Personal Property
SCHEDULE V	Allocation of the Purchase Price
SCHEDULE VI	Insurance Coverage Maintained by Seller on the Purchased Assets
SCHEDULE VII	Identification of Intellectual Property
SCHEDULE VIII	Schedule of Prepaid Expenses
SCHEDULE IX	INTENTIONALLY OMITTED
SCHEDULE X	Specified Employees
SCHEDULE XI	Information Requests

EXHIBIT A-1	Form of Personal Guarantee
EXHIBIT A-2	Form of Corporate Guarantee
EXHIBIT B	Legal Opinion of Seller’s Counsel
EXHIBIT C	Legal Opinion of Seller’s FCC Counsel
EXHIBIT D	Legal Opinion of LBI Entities’ Counsel
EXHIBIT E	Form of KMXN-FM LMA
EXHIBIT F	Form of Estoppel and Consent
EXHIBIT G	Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 19th day of December, 2002, by and among Aries Communications, Inc, a California corporation (“Astor”) and Orange Broadcasting Corp., a California corporation (“Astor KMXN Sub”), on the one hand, and LBI Media, Inc., a California corporation (“LBI Media”), Liberman Broadcasting, Inc., a California corporation (“LBI”), and LBI Radio License Corp., a California corporation (“LBI Sub”), on the other. Astor and Astor KMXN Sub are referred to collectively as “Seller,” and LBI and LBI Sub are referred to collectively as “Buyer.”

W I T N E S S E T H:

WHEREAS, Seller owns certain assets used or held for use in connection with the operation of radio station KMXN-FM, (94.3 FM, Garden Grove, California) (the “Station”) and Seller desires to sell and assign to Buyer the Station and its related assets, and the licenses, permits and other authorizations issued by the Federal Communications Commission (the “FCC” or “Commission”) for or in connection with the operation of the Station (the “FCC Licenses”); and

WHEREAS, LBI Sub desires to acquire the FCC Licenses and LBI desires to acquire from Seller all the other assets relating to the Station; and

WHEREAS, the FCC Licenses may not be assigned to LBI Sub without the prior written consent of the Commission.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions.    Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Asset Purchase Agreement, and references to “Articles,” “Sections,” “Schedules” and “Exhibits” are to the Articles and Sections of this Agreement and to the Schedules and Exhibits attached hereto.

“Assignment Application” means the application which Seller and Buyer will join in and file with the Commission requesting its written consent to the assignment of the FCC Licenses from Seller to LBI Sub.

“Assumed Contracts” means only (i) those Contracts listed on Schedule I, including the Licenses, (ii) any other contract which LBI specifically agrees to assume in connection with this Agreement in its sole discretion, and (iii) those Contracts entered into by Seller in the ordinary course of business between the date hereof and the Closing Date which LBI specifically agrees in writing to assume.

“Astor,” and “Astor KMXN Sub” have the meanings specified in the first paragraph of this Agreement.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Closing Date” means the later of (i) 5:00 p.m. PST on the 10th business day following the Final Order Day, or (ii) such other time mutually agreed to in writing by the Parties.

“Closing Place” means the offices of O’Melveny & Myers LLP, 400 South Hope Street, 15th Floor, Los Angeles, California 90071, or such other place mutually agreed to in writing by the Parties.

“Commission” has the meaning set forth in the recitals hereto.

“Communications Act” means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, written policy, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

“Contracts” means any agreement, written or oral, between Seller and any third party related to the Station that creates a right or obligation for either side to make payment or provide goods or services or otherwise grants rights or creates obligations, including but not limited to advertising contracts and sales orders.

“Corporate Guarantee” means the Corporate Guarantee by the Seller and the Other Subsidiaries in substantially the form of Exhibit A-2.

“Damages” means any and all claims, demands, liabilities, obligations, actions suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, of every kind and description, contingent or otherwise.

“Effective Date” shall have the meaning assigned to such term in the KMXN-FM LMA.

“Encumbrance” means any option, pledge, security interest, lien, charge, mortgage, claim, debt, liability, obligation, encumbrance or restriction (whether on voting, sale, transfer or disposition), whether imposed by agreement, understanding, law, rule or regulation, and, with respect to real property assets, the Licenses, the Transmitter Buildings and Towers, means any leases, licenses or other occupancy agreements relating thereto or covering any portion thereof or any liens or encumbrances existing with respect to Seller’s interest under such documents.

“Escrow Agent” means Commonwealth Land Title Company.

“Escrow Agreement” means the Corporate Custodial Agreement Relating to Earnest Money dated December         , 2002 executed by the Escrow Agent, LBI Media and Astor substantially in the form of Exhibit G attached hereto.

“Escrow Deposit” has the meaning set forth in Section 3.3.

“Excluded Assets” has the meaning set forth in Section 2.2.1.

“FCC” has the meaning set forth in the recitals hereto.

“FCC Licenses” has the meaning set forth in the recitals hereto.

“Final Order Day” means the date on which the Initial Grant has become a final order, which date shall be the forty-first day following issuance by the Commission of a public notice announcing the Initial Grant, unless the Initial Grant has during the preceding forty-day period become subject to any administrative or judicial stay, appeal, review, reconsideration or rehearing, in which case, the Final Order Day shall not be deemed to occur until such administrative or judicial stay, appeal, review, reconsideration or rehearing shall have been resolved by a final, unappealable order (by the Commission or by a court of competent jurisdiction if Buyer elects to seek judicial review of any final order by the Commission) which preserves intact the Initial Grant without any conditions materially adverse to Buyer.

“Financial Statements” has the meaning set forth in Section 4.16.

“Hazardous Substance” has the meaning set forth in Section 4.12.

“HSRA” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

“Indebtedness” means, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of real property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such real property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of real property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts are payable within 180 days after the date of the respective goods are delivered or the respective services are rendered or otherwise are payable in accordance with customary practices; (c) capital lease obligations of such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Indebtedness of others secured by an Encumbrance on the real property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; and (f) Indebtedness of others guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” and “Indemnifying Party” have the meanings specified in Section 10.3.

“Initial Grant” means, with respect to the Assignment Application, the Commission’s written consent to the assignment of the FCC Licenses associated with the Station to LBI Sub pursuant to such Assignment Application (including without limitation, by the Mass Media Bureau or the Media Bureau by delegated authority), without any conditions materially adverse to any Party.

“Initial Grant Day” means the day on which the Commission publishes public notice of an Initial Grant with respect to the Assignment Application.

“Intellectual Property” has the meaning set forth in Section 4.13.1.

“KMXN-FM LMA” means the local marketing agreement by and between Astor and LBI entered into concurrently with this Agreement attached as Exhibit E.

“LBI,” “LBI Media” and “LBI Sub” have the meanings specified in the first paragraph of this Agreement.

“License” or “Licenses” means each of the leases or licenses set forth in Schedule I.

“Other Subsidiaries” shall mean North County Broadcasting Corporation, a California corporation, and Ontario Broadcasting, LLC, a California limited liability company and each may be referred to as an “Other Subsidiary” in the singular.

“Party” means any of Astor, Astor KMXN Sub, LBI Media, LBI or LBI Sub, as the context requires, and the term “Parties” mean all such entities; provided, however, that Seller, on the one hand, and LBI Media and Buyer, on the other, shall each be considered a single Party for purposes of Sections 7.3, 7.4 and 10.3.

“Permits” means the licenses, permits, approvals, authorizations, consents, and orders of any federal, state or local governmental authority in connection with the operation of the Station (including the FCC Licenses) and all pending requests and applications therefor, including without limitation those listed on Schedule II.

“Permitted Encumbrances” means, with respect to the Licenses only those Encumbrances, if any, approved in writing by Buyer.

“Personal Guarantee” means the Personal Guarantee by N. Arthur Astor in substantially the form of Exhibit A-1.

“Proceeds” has the meaning set forth in Section 7.5.1.

“Purchased Assets” means all the assets to be conveyed to Buyer by Seller pursuant to the terms of this Agreement.

“Required Consents” means the FCC consents to the assignment of the FCC Licenses and the other governmental consents, third-party consents, approvals or waivers in form and substance satisfactory to Buyer, necessary to sell, convey or otherwise sell or assign the Purchased Assets to Buyer, including without limitation those set forth on Schedule III.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Station” has the meanings set forth in the recitals hereto.

“Tangible Personal Property” has the meaning set forth in Section 2.1.1.

“Towers” means the radio broadcast towers located at the applicable Transmitter Site upon which is located the applicable Station broadcast antenna.

“Transmitter Buildings” means the studio and transmitter buildings (including any enclosures or equipment rooms in which Seller’s equipment is located at the Transmitter Site) located at the Transmitter Sites.

“Transmitter Sites” means the transmitter and antenna sites listed in Schedule I.

1.2    Knowledge.    The term “knowledge,” as it relates to a party hereto, shall mean the knowledge of such party after reasonable investigation, including due inquiry of such party’s employees.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1    Assets to be Conveyed.    On the Closing Date at the Closing Place, Seller will sell, assign, convey, transfer and deliver (i) to LBI Sub, the FCC Licenses and the Permits, and all applications therefor, together with any renewals, extensions, additions or modifications thereof, and (ii) to LBI, all (except the Excluded Assets) of Seller’s right, title and interest in and to the other assets, properties and rights of every kind and nature, whether tangible or intangible, absolute or contingent, wherever located and used or usable in connection with the operation of the Station (which, together with the FCC Licenses and the Permits and applications therefor, are collectively referred to as the “Purchased Assets”), such sale, assignment, conveyance, transfer and delivery to be made by instruments of conveyance in form reasonably satisfactory to Buyer and to be free and clear of all Encumbrances (except, with respect to the Licenses, the Permitted Encumbrances). The Purchased Assets include the following:

2.1.1    The tangible personal property, furniture, fixtures, improvements and office equipment, other equipment, the furniture and inventory in the Transmitter Buildings, the 94.3 FM main broadcast studio equipment, the Site Equipment (as defined in the Licenses), the transmitter facilities, all Towers, antennas, main and back-up transmitters and generators, STL’s, data links for transmitter telemetry, wireless microphone and other equipment and tangible personal property, in each case listed on Schedule IV, together with any replacements thereof or additions thereto made between the date hereof and the Closing Date, less any retirements made in the ordinary and usual course of the Station’s business (collectively, the “Tangible Personal Property”);

2.1.2    The transmitter facilities located at the Transmitter Sites;

2.1.3    All prepaid expenses made by Seller, advance payments by advertisers for advertising that would be aired after the Effective Date and other advance payments by third parties for services to be provided by or for the Station after the Effective Date, in each case under the Assumed Contracts;

2.1.4    The Assumed Contracts and all of Seller’s rights thereunder relating to periods and events occurring on and after the Closing Date;

2.1.5    Such files, records and logs pertaining to the operation of the Station as Buyer may reasonably require, including the Station’s public inspection files and other records relating to the FCC Licenses and other filings with the Commission and such sales records and other sales and traffic information that may exist relating to the Station for the two year period prior to the date of this Agreement and copies of all sales orders, invoices, contracts, statements and station logs for such period, but excluding the corporate and accounting records of Seller to the extent not described above (it being understood by the Parties that Seller shall transfer the data pertaining to the operation of the Station (including without limitation the data resident in Seller’s CBSI software) on the computer systems of Seller to the computer systems of Buyer; notwithstanding this conveyance, Buyer agrees to allow Seller reasonable access to such records of the Station as Seller may reasonably require from and after the Closing Date; and

2.1.6    All Intellectual Property.

2.2    Excluded Assets and Liabilities.

2.2.1    Excluded Assets.    It is understood and agreed that the Purchased Assets do not include any assets of Seller that are not used or useful in the operation of the Station, those items which are personal effects of principals of the Seller (which shall not include any items listed on Schedule IV), that broadcast studio equipment other than the 94.3 FM main broadcast studio equipment, cash (other than the amounts described in Section 2.1.3), cash equivalents, deposits made by Seller under any contracts (other than the amounts described in Section 2.1.3), and accounts receivable of Seller not accruing under the KMXN-FM LMA, causes of action, tax refunds, insurance claims or proceeds, in each case (for such accounts receivable, causes of action, tax refunds and insurance claim and proceeds) accruing prior to the closing and not accruing under the KMXN-FM LMA (all the foregoing of which are referred to as the “Excluded Assets”).

2.2.2    Liabilities Not Assumed.    Except for the liabilities and obligations specifically assumed by Buyer pursuant to Section 3.2, Buyer and LBI Media will not assume and will not be or become liable for, any liabilities or obligations of Seller of any kind or nature whatsoever, whether absolute, contingent, accrued, known or unknown, related to the ownership of the Purchased Assets, the Excluded Assets, the operation of the Station (including, without limitation, Seller’s actions in operating the Station under the KMXN-FM LMA but excluding Buyer’s actions in operating the Station under the KMXN-FM LMA), Seller’s employees or otherwise.

ARTICLE III
PURCHASE PRICE; METHOD OF PAYMENT; ESCROW DEPOSIT

3.1    Purchase Price.    Subject to Section 7.5.3, the purchase price to be paid to Seller by Buyer for the Purchased Assets will be Thirty-Five Million Dollars ($35,000,000) plus the aggregate amount of prepaid expenses made by Seller for services to be provided to the Station after the Closing Date under the Assumed Contracts as set forth on Schedule VIII less any accrued liabilities agreed to be assumed by Buyer (the “Purchase Price”).

3.1.1    Payment of Purchase Price.    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer will pay Seller an amount equal to the Purchase Price by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by Seller to Buyer not less than five business days prior to the Closing Date.

3.1.2    Release of Escrow Deposit.    Also on the Closing Date, concurrently with the wire transfer of the Purchase Price in accordance with Section 3.1.1 above, Seller and LBI Media shall jointly execute and deliver to the Escrow Agent written instructions to terminate the Escrow Agreement and deliver the entire Escrow Deposit to LBI Media.

3.1.3    Post-Closing Proration.    Following the Closing Date, the Parties shall determine and make the prorations called for in Section 3.6.

3.2    Liabilities Assumed.    As of the Closing Date, Buyer will assume and agree to pay, discharge and perform insofar as they relate to the time period on and after the Closing Date, and arise out of events occurring on or after the Closing Date, all the obligations and liabilities of Seller under the Assumed Contracts.

3.3    Escrow Deposit.    Concurrently with the execution and delivery of this Agreement, LBI Media has deposited Two Million Dollars ($2,000,000) under the Escrow Agreement (together with any interest accrued on such amount, the “Escrow Deposit”). The Escrow Deposit will be held, maintained, administered and disbursed by the Escrow Agent in accordance with the terms and provisions hereof and of the Escrow Agreement, with the terms of the Escrow Agreement controlling in the event of any conflict. The Escrow Deposit will be disbursed as follows:

3.3.1    Delivery to Seller.    If Buyer fails to consummate the purchase and sale contemplated by this Agreement under circumstances that would constitute a material breach by Buyer of this Agreement and Seller is not then in breach of its representations, warranties or covenants hereunder in any material respect, then, the Escrow Deposit, including accrued interest, will be delivered to Seller, it being understood and agreed that payment to Seller of the full amount of the Escrow Deposit will constitute full payment for any and all damages suffered by Seller by reason of LBI Media’s or Buyer’s failure to consummate the purchase and sale contemplated by this Agreement.

THE PARTIES HERETO ACKNOWLEDGE AND AGREE IN ADVANCE BY INITIALING THIS AGREEMENT IN THE SPACES PROVIDED [LBI MEDIA’S INITIALS             , BUYER’S INITIALS              AND             , AND SELLER’S INITIALS             ,              AND             ] THAT THE ACTUAL DAMAGES THAT SELLER WOULD SUFFER AS A RESULT OF BUYER’S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO CALCULATE; THAT THE PAYMENT OF THE FULL AMOUNT OF THE ESCROW DEPOSIT TO SELLER IS A FAIR AND EQUITABLE AMOUNT TO REIMBURSE SELLER FOR ANY DAMAGES WHICH THE PARTIES HERETO ESTIMATE MAY BE SUSTAINED BY SELLER DUE TO BUYER’S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3.1; AND THAT THIS SECTION 3.3.1 SHALL CONSTITUTE A LIQUIDATED DAMAGES PROVISION, WHICH DAMAGES WILL BE SELLER’S SOLE REMEDY HEREUNDER IN THE EVENT OF LBI MEDIA’S OR BUYER’S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3.1.

3.3.2    Delivery to LBI Media.    The Escrow Deposit shall be delivered to LBI Media if (i) the transaction contemplated by this Agreement is consummated, or (ii) the purchase and sale contemplated by this Agreement is not consummated and Seller is not entitled to receive the Escrow Deposit in accordance with Section 3.3.1.

3.4    Buyer’s Remedies.    If the purchase and sale contemplated by this Agreement is not consummated because of the breach by Seller of its representations, warranties or covenants hereunder in any material respect, and Buyer is not in breach of its representations, warranties or covenants hereunder in any material respect, Seller agrees that, in addition to any other rights and remedies available at law or in equity, LBI Media and Buyer shall have the following rights and remedies: (i) Buyer shall have the right to specific performance of Seller’s obligation to sell the Purchased Assets upon the terms and conditions set forth in this Agreement and incidental damages related to such specific performance; (ii) LBI Media shall have the right to the return of the Escrow Deposit; and (iii) LBI Media and Buyer shall have the right to recover money damages for breach of this Agreement, including but not limited to, benefit of the bargain damages and compensation for transaction costs; provided, that if LBI Media and Buyer obtain full remedies under clause (i) pursuant to a non-appealable judgment with which Seller complies, then Buyer shall not thereafter have additional claims under clause (iii) and if LBI Media and Buyer obtain full remedies under clause (iii) pursuant to a non-appealable judgment with which Seller complies, then Buyer shall not thereafter have additional claims under clause (i). The Parties agree that a remedy at law is inadequate and that damages are not adequate to compensate LBI Media and Buyer.

3.5    Allocation.    The Purchase Price will be allocated as set forth on Schedule V.

3.6    Prorations.    Other than the prepaid expenses set forth on Schedule VIII and subject to the rights of Buyer and Seller pursuant to the KMXN-FM LMA, the operation of the Station and all income, expenses and liabilities attributable thereto through 11:59 p.m., PST, on the day immediately preceding the Closing Date will be for the account of Seller and thereafter for the account of LBI, and all income and expenses, including such items as power and utilities charges, rents and other deferred items will be prorated between Seller and LBI in accordance with generally accepted accounting principles consistently applied, the proration to be made and paid, insofar as feasible, on the Closing Date, with a final settlement sixty days after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY SELLER

Seller hereby represents and warrants to LBI Media and Buyer as follows:

4.1    Organization and Standing.    Each Seller and Other Subsidiary is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. Each Seller and Other Subsidiary has the requisite power and authority to enter into and complete the transactions contemplated by this Agreement, the Escrow Agreement, the KMXN-FM LMA and the Corporate Guarantee. Astor is the 100% owner of the issued and outstanding capital stock of Astor KMXN Sub and North County Broadcasting Corporation and N. Arthur Astor is the 100% owner of the issued and outstanding capital stock of Astor. N. Arthur Astor is the sole managing member and owner of 99% of the ownership interests of Ontario Broadcasting, LLC, and has the requisite power and authority to enter into and complete the transactions contemplated by the Personal Guarantee.

4.2    Authorization.    All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement, the KMXN-FM LMA, and the Corporate Guarantee and other agreements, documents and instruments being executed by any Seller or any Other Subsidiary in connection herewith or therewith and the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by such Seller or Other Subsidiary, as applicable, and each of this

Agreement, the Escrow Agreement, the KMXN-FM LMA, and the Corporate Guarantee, and other agreements, documents and instruments being executed by any Seller or any Other Subsidiary, as applicable, in connection herewith or therewith has been (or, in the case of the Corporate Guarantee, will be) duly and validly authorized, executed and delivered by such Seller or such Other Subsidiary, as applicable, and constitutes (or, in the case of the Corporate Guarantee, will constitute) the legal, valid and binding obligation of such Seller or such Other Subsidiary, as applicable, enforceable against such Seller or such Other Subsidiary, as applicable, in accordance with and subject to their respective terms. As of the Closing Date, the Personal Guarantee will have been duly executed and delivered by N. Arthur Astor and will constitute the legal, valid and binding obligation of N. Arthur Astor, enforceable against him in accordance with its terms.

4.3    Permits; FCC Licenses.

4.3.1    The licenses (including the FCC Licenses), permits, authorizations consents, orders and all pending requests and applications therefore, which are listed on Schedule II, constitute all the Permits required for and used in connection with the operation of the Station. No waivers of the Communications Act are necessary in order to permit Seller’s operation of the Station. Seller is the holder of all the FCC Licenses. Other than the Initial Grant of the Assignment Application, no additional order or grant is required from the FCC in order to consummate the assignment of the FCC Licenses to LBI Sub. Schedule II correctly sets forth the respective expiration date of each FCC License. Each FCC License is validly issued and in full force and effect. Seller has taken all actions and performed all of its respective obligations that are necessary to maintain the FCC Licenses without adverse modification or impairment, and complete and correct copies of the FCC Licenses and any pending applications therefor have been delivered to Buyer. Except for events affecting the broadcast industry generally, no event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal or termination of or any order of forfeiture with respect to, any FCC License or (ii) materially and adversely affects or in the future may materially and adversely affect any rights of Seller or any of its assignees or transferees thereunder. None of the FCC Licenses requires that any assignment thereof must be approved by any public or other governmental authority other than the FCC.

4.3.2    Seller is not a party to, and there are no investigations, notices of apparent liability, violations, forfeitures, notices of violation, orders to show cause or other orders or complaints issued by or before any court or regulatory body, including, without limitation, the FCC, or of any other proceedings (other than proceedings relating to the radio industry generally) that could in any manner threaten or adversely affect the validity or continued effectiveness of, or result in the adverse modification of, any of the FCC Licenses. In the event Seller learns of any such action, or the filing or issuance of any such order, notice or complaint, Seller promptly will notify Buyer of the same in writing and will take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice or complaint. The Station is now operating at its licensed power and antenna height, in accordance with the FCC Licenses, and is in compliance with the Communications Act, including, without limitation, rules governing the location of the Station’s respective main studios and rules governing the required contents of the Station’s respective public inspection files. Seller has no reason to believe that the FCC Licenses will not be renewed in the ordinary course.

4.3.3    None of the facilities used in connection with the radio broadcasting operations of Seller relating to the Station (including the Transmitter Buildings, the Transmitter Sites and the Towers) violates the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations (including, without limitation, any applicable regulation of the Federal Aviation Administration) except where such violation could not impair, impede or affect the continued, uninterrupted operation of the Station and, each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof; provided, that with respect to the Licenses, such representation is to Seller’s knowledge. Schedule II identifies any outstanding variances or special use permits materially affecting any of Seller’s facilities or the uses thereof and Seller is in compliance therewith. Seller has not received any notice of any complaint being made against the Station relating to its Tower, Transmitter Site, Transmitter Building or Seller’s operation of the Station (including, without limitation, any complaint relating to the signals broadcast or otherwise transmitted from any Tower, either by Seller or by any person subleasing a portion of any Tower) except where such complaint would not impair, impede or affect the continued, uninterrupted operation of the Station. Each Tower has been appropriately registered with the Commission, as described in Schedule II.

4.3.4    Seller is qualified to sell the Station and to assign the FCC Licenses in accordance with the terms of this Agreement and in compliance with the Communications Act. Seller does not know of any person who has expressed any intention to oppose FCC approval of the assignment of the FCC Licenses to LBI Sub, nor does Seller know of any reason why FCC consent to such assignment might be denied or delayed.

4.3.5    Each report or certification filed by or on behalf of Seller with the FCC, including, without limitation, any filing pursuant to 47 C.F.R. § 73.3615 with respect to its ownership of the Station and any other filing relating to the Station, was timely filed, and was at the time of filing true, correct and complete in all respects; there have been no changes in the ownership of the Station since the filing of the most recent such ownership reports or certifications and those ownership reports and certificates are true, correct and complete in all respects.

4.3.6    The operation of the Station by the Seller does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the applicable limits stated in 47 C.F.R. § 1.1310.

4.4    Purchased Assets.    All material items of the Purchased Assets used in the operation of the Station are listed and described in Schedule IV to this Agreement. No other affiliate of Seller (including without limitation the Other Subsidiaries or any other direct or indirect subsidiaries of Seller) other than Seller owns or has any rights, title or interest in any Purchased Assets. On the Closing Date, Seller will have good and valid title to the Purchased Assets, free and clear of all Encumbrances, other than (i) with respect to the Licenses, the Permitted Encumbrances, and (ii) the Encumbrances described in Schedule III, which Encumbrances will be released on the Closing Date concurrently with the closing. Upon consummation of the transactions set forth in this Agreement, Buyer will have good and valid title to the Purchased Assets, free and clear of all Encumbrances (other than liens granted to Buyer’s lenders and, with respect to the Licenses, the Permitted Encumbrances). Schedule III sets forth each release and UCC Termination Statements that are required in order to release such Encumbrances on the Closing Date. Schedule III also sets forth all UCC Financing Statements that have been filed against any Purchased Asset.

4.4.1    Licenses.    Seller has not received any notice of noncompliance with any restriction or encumbrance encumbering the Licenses, except the Permitted Encumbrances. Seller has maintained and has operated the Licenses, each Transmitter Site, each Tower, each Transmitter Building and the Station under and in accordance with the terms of all applicable regulations. Seller is not aware of any complaints regarding the Transmitter Sites, the Towers, the Transmitter Buildings, the antennas, the radio transmitters or the studio facilities. Except as set forth in and permitted under the terms of the Licenses, there is no pending or, to the knowledge of Seller, threatened action, event, transaction or proceeding that could interfere with the quiet enjoyment or operation of the Purchased Assets (including the Licenses) by Seller or, on and after the Closing Date, by Buyer. Except as set forth in the Licenses listed in Schedule I, there are no other persons which have any rights to use the Towers or Transmitter Sites or to occupy or use the Transmitter Buildings or other interests covered by the Licenses, whether by lease, sublease, easement, license or other instrument. Buyer will have following the closing reasonable access to each of the Transmitter Sites, and a continuous means of ingress and egress thereto from public roads.

4.4.2    Tangible Personal Property.    The items of Tangible Personal Property are in all material respects in good operating condition for equipment of their age and usage (ordinary wear and tear excepted). The technical equipment, constituting a part of the Tangible Personal Property, has been maintained in accordance with the Station’s past practice and is operating and complies in all material respects with all applicable rules and regulations of the FCC and the terms of the FCC Licenses and Permits. The Purchased Assets include all the Permits, personal property and assets, including real estate rights, necessary to conduct the operation of the Station as now conducted, except for the Excluded Assets.

4.5    Insurance.    Seller now has in force insurance on the Purchased Assets as set forth in Schedule VI and Seller will continue the present insurance at the present limits in full force and effect up through the Closing Date.

4.6    Litigation.    Except as set forth in Schedule 4.6, no litigation, action, suit, judgment, proceeding or, to the knowledge of Seller, investigation relating to the Station is pending or outstanding before any forum, court, or governmental body, department or agency of any kind to which Seller or the Station is a party and, to the knowledge of Seller, no such litigation or proceeding is threatened.

4.7    Contracts.    Seller has delivered to Buyer true and complete copies of all Contracts, including the Assumed Contracts. The Assumed Contracts will be enforceable by Buyer after the consummation of the transaction contemplated hereby in accordance with their respective terms. Seller has not taken any action that would impair the enforceability of the Assumed Contracts, or omitted to take any action, the omission of which would have such effect. There are no material defaults under any of the Assumed Contracts and the consummation of the transaction contemplated hereby will not cause any defaults under any of the Assumed Contracts. Schedule I sets forth all the relevant documents to which Seller is a party with respect to the Licenses, true, correct and complete copies of which have been delivered to Buyer.

4.8    Insolvency.    No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties, including the Purchased Assets, are pending or, to the knowledge of Seller, threatened.

4.9    Reports.    All material returns, reports and statements currently required to be filed by Seller with the Commission or with any other governmental agency have been filed and each such return, report and statement is true, correct and complete in all material respects. Seller has complied in all material respects with the reporting requirements of the Commission and other governmental authorities having jurisdiction over the Station and its operations.

4.10    No Defaults.    Neither the execution, delivery and performance by Seller, the Other Subsidiaries and N. Arthur Astor of this Agreement, the Personal Guarantee, the Escrow Agreement, the KMXN-FM LMA, and the Corporate Guarantee and the other agreements, documents and instruments being executed by Seller, the Other Subsidiaries and N. Arthur Astor, as applicable, in connection herewith or therewith nor the consummation by Seller, the Other Subsidiaries and N. Arthur Astor of the transaction contemplated hereby or thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or organizational document or Bylaws of Seller or the Other Subsidiaries, (ii) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease, license or other instrument to which Seller, the Other Subsidiaries or N. Arthur Astor is a party or by which it or he is bound, or by which it or he may be affected, or result in the creation of any Encumbrance on any of the Purchased Assets, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, the Other Subsidiaries or N. Arthur Astor or (iv) violate or constitute a breach of any Assumed Contract. The execution, delivery and performance by Seller, the Other Subsidiaries and N. Arthur Astor of this Agreement, the Personal Guarantee, the Escrow Agreement, the KMXN-FM LMA, and the Corporate Guarantee and the other agreements, documents and instruments being executed by Seller, the Other Subsidiaries or N.

Arthur Astor in connection herewith or therewith do not require the consent of any third party other than as listed on Schedule III.

4.11    Disclosures.    No covenant, representation or warranty by Seller, the Other Subsidiaries and N. Arthur Astor and no written statement, certificate, appendix or Schedule furnished by Seller, the Other Subsidiaries and N. Arthur Astor pursuant hereto or in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially misleading.

4.12    Environmental Compliance.    (i) Seller has not, in connection with its business or assets, including the Purchased Assets, generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any applicable environmental law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the operation of the Station or, to the knowledge of Seller, in any properties within 100 yards of its business which has created or might reasonably be expected to create any material liability under any applicable environmental law or which would require reporting to or notification of any governmental entity; (iii) to the knowledge of Seller no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility used in connection with the operation of the Station; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the operation of the Station has been and is being handled or dealt with in all material respects in compliance with all applicable environmental laws. As used herein, “Hazardous Substance” means substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation of any applicable environmental law intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

4.13    Intellectual Property.

4.13.1    Schedule VII contains a true and complete list of all patents and trademarks, service marks, station names, alternative station names, slogans, trade names, logos, jingles, assumed names, fictional business names, copyrights, licenses, permits, authorizations and other similar intellectual property rights and interests applied for, issued to or presently owned or used by Seller (other than the programming and its contents used but not owned by Seller) which are material to the operation of the Station, including the call letters “KMXN-FM” and any other call signs (together with the goodwill associated therewith, the “Intellectual Property”). Except as set forth on Schedule VII, Seller has good and marketable title to all of the Intellectual Property, free and clear of all Encumbrances and, to the extent indicated on Schedule VII, such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, as appropriate, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement and for the operation of the Station. Except as set forth on Schedule VII, all requisite renewals and affidavits of use have been filed with respect to each of the registrations set forth in Schedule VII, and each is presently in full force and effect, and each of the trade names and trademarks is valid, and is in good standing and active use and none has been abandoned.

4.13.2    Except as set forth on Schedule VII, Seller is the sole and exclusive owner of the Intellectual Property, has the sole and exclusive right to use the trade names and trademarks included in the Intellectual Property and has received no notice from any other person or entity pertaining to or challenging the right of Seller to use any of the Intellectual Property or any rights thereunder.

4.13.3    Except as set forth on Schedule VII, Seller has not violated or infringed any patent, trademark, trade name, jingle, assumed name, fictional business name, copyright, license, permit or other similar intangible property right or interest held by others or any license or permit held by Seller.

4.13.4    Except as set forth on Schedule VII, (i) Seller has not granted any license or other rights and has no obligations to grant licenses or other rights to any of the Intellectual Property, and (ii) Seller has not made any claim of any violation or infringement by others of its rights to or in connection with any of the Intellectual Property, and there is no basis for the making of any such claim.

4.13.5    Except as set forth on Schedule VII, there are no proceedings, either pending or threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other governmental agency or tribunal, relating to any pending application with respect to any Intellectual Property.

4.14    Brokers.    No agent, broker, investment or commercial banker, person or firm acting on behalf of Seller or N. Arthur Astor or under the authority of Seller or N. Arthur Astor is or will be entitled to any broker, finder or financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement, other than Kalil & Co., whose fee shall be paid by Seller.

4.15    Prepaid Expenses.    All prepaid expenses made by Seller for services to be provided to the Station after the Closing Date under the Assumed Contracts are set forth on Schedule VIII.

4.16    Financial Statements.    Seller has delivered as of the Closing Date to LBI Media and Buyer true, correct and complete copies of (i) for fiscal year 2001, consolidated financial statements for the entities (and if available, the Station), and (b) unaudited consolidating financial statements for the entities (and, if available, the Station), and (ii) for 9 months ended December 31, 2002, (a) audited consolidated financial statements for the entities

(and, if available, the Station), and (b) unaudited consolidating financial statements for the entities (and if available, the Station) (the “Financial Statements”). Such Financial Statements have been prepared in conformity with GAAP in all material respects except as disclosed therein or in the footnotes thereto. The financial statements present fairly, in accordance with GAAP, in all material respects, the results of operations and cash flows of the applicable entities and the Station for the respective periods covered, and present fairly, in accordance with GAAP, in all material respects the financial condition of the applicable entities and the Station as of their respective dates.

4.17    Indebtedness.    As of the Closing Date, after giving effect to the transactions contemplated by this Agreement and the application of the proceeds thereof, the Seller, Ontario Broadcasting LLC and North County Broadcasting Corporation will have an aggregate amount of Indebtedness of not more than $8,000,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI MEDIA

LBI Media and Buyer represent and warrant to Seller as follows:

5.1    Status.    Each of LBI Media, LBI and LBI Sub is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. LBI Media and Buyer each has the requisite corporate power to enter into and complete the transaction contemplated by this Agreement.

5.2    No Defaults.    Other than the consents set forth on Schedule III with respect to Buyer, neither the execution, delivery and performance by LBI Media or Buyer, as applicable, of this Agreement, the Escrow Agreement, the KMXN-FM LMA and the other agreements, documents and instruments being executed by LBI Media or Buyer in connection herewith or therewith nor the consummation by Buyer of the transaction contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or Bylaws of LBI Media or Buyer, (ii) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, indenture, agreement, lease or other instrument to which LBI Media or Buyer is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of its assets, except for agreements, indentures and instruments related to the financing of the transaction contemplated by this Agreement, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to LBI Media or Buyer, or (iv) result in the creation or imposition of any Encumbrance on the Station or the Purchased Assets, except for liens, charges or encumbrances relating to the financing of the transaction contemplated by this Agreement.

5.3    Authorization.    All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement, the KMXN-FM LMA and other agreements, documents and instruments being executed by LBI Media or Buyer in connection herewith or therewith and the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by LBI Media and Buyer, and each of this Agreement, the Escrow Agreement, the KMXN-FM LMA and other agreements, documents and instruments being executed by LBI Media or Buyer in connection herewith or therewith has been duly and validly authorized, executed and delivered by LBI Media and Buyer and constitutes the legal, valid and binding obligation of LBI Media and Buyer, enforceable against LBI Media and Buyer in accordance with and subject to their respective terms.

5.4    Brokers.    No agent, broker, investment or commercial banker, person or firm acting on behalf of LBI Media or Buyer or under the authority of LBI Media or Buyer is or will be entitled to any broker, finder or financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.

5.5    Qualification as a Broadcast Licensee.    Neither LBI Media nor Buyer knows of any fact that would as of the date hereof, under the Communications Act, disqualify Buyer as owner, operator and licensee of the Station.

5.6    Litigation.    There are no suits, legal proceedings or investigations of any nature pending or, to the knowledge of LBI Media or Buyer, threatened against or affecting it that would affect the ability of LBI Media or Buyer to carry out the transaction contemplated by this Agreement.

5.7    Approvals and Consents.    To knowledge of LBI Media or Buyer, the only approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by LBI Media or Buyer in connection with the consummation of the transaction contemplated by this Agreement are identified on Schedule III.

ARTICLE VI
COVENANTS OF SELLER

6.1    Affirmative Covenants of Seller.    Between the date hereof and the Closing Date, except as otherwise expressly permitted by this Agreement or caused as a direct result of Seller’s compliance with KMXN-FM LMA:

6.1.1    Maintenance.    Seller will continue to operate the Station in substantial conformity with past practices, and in conformity with the FCC Licenses and the Communications Act.

6.1.2    Preserve Relations.    Seller will use its best efforts to preserve the business of the Station and good relations with the lessor under any Assumed Contract, with owners of property adjacent to or in the area of the Transmitter Sites, the Transmitter Buildings, the Towers and others having business relations with the Station (including but not limited to lessors, advertisers, clients, service providers and municipalities).

6.1.3    Reasonable Access.    In addition to the rights of Buyer under the KMXN-FM LMA, following reasonable advance notification, Seller will provide Buyer and representatives of Buyer with reasonable access to the employees and the properties, titles, contracts, books, files, logs, records and affairs of the Station, and Seller will furnish or will cause to be furnished such additional information concerning the Station as Buyer may from time to time reasonably request. Seller agrees that a request by Buyer at least three business days prior to a visit by personnel of Buyer to the Station during the Station’s normal business hours shall constitute reasonable advance notification and Seller shall use its best efforts to make available the documents and the personnel Buyer indicates that its personnel would like to see during such visit. Buyer shall have the right to make offers of employment beginning as of the date hereof to such employees of Seller as Buyer may identify in its sole and absolute discretion without liability to Seller except with respect to those employees identified on Schedule X. Without limiting the generality of the foregoing, Seller will promptly (and in any event within two business days) deliver to Buyer any information requested by Buyer (if applicable, for specified time periods requested by Buyer) that is within the scope of information described in Schedule XI annexed hereto and that is then available (or should reasonably be available) to Seller. A copy of the information so requested by Buyer shall be delivered to Buyer and a copy of such information shall also remain at the office of Seller (at the address set forth in Section 11.1) at all times. Seller shall update in its records the information described in Schedule XI on a timely basis in accordance with its past practices. Buyer may request such information as often as it chooses.

6.1.4    Obtain Consents.    Seller will use its best efforts to procure the Required Consents.

6.1.5    Books and Records.    Seller will maintain the books and records of the Station consistent with past practices.

6.1.6    Insurance.    Seller will maintain in force the existing insurance policies identified on Schedule VI or reasonably equivalent policies. Seller will use the proceeds of any claims for loss payable under such insurance policies to repair, replace, or restore any of the Purchased Assets destroyed prior to the Closing Date by fire and other casualties to their former condition as soon as possible after the loss.

6.1.7    Notification.    Seller will promptly upon learning of the same notify Buyer of any order to show cause, notice of violation, notice of apparent liability or of forfeiture or the filing or threat of filing of any complaint against the Station or against Seller in connection with the Station, occurring between the date hereof and the Closing Date, and respond to any action, order, notice or complaints, and implement procedures to ensure that the complaints or violations will not recur. Without limiting the generality of the foregoing, Seller will also promptly upon learning of the same notify Buyer of any complaint being made against the Station relating to its Tower, Transmitter Site, Transmitter Building or Seller’s operation of the Station (including, without limitation, any complaint related to the signals broadcast or otherwise transmitted from such Tower, either by Seller or by any person subleasing a portion of such Tower) and of any invoice unpaid by the Station or by Seller in connection with the Station that remains unpaid 60 days after the applicable due date of such invoice. Without limiting the generality of the foregoing, Seller will promptly (and in any event within three business days) upon Seller’s obtaining knowledge of the same notify Buyer of (i) any termination of sales orders or threats of termination in either case by any advertiser whose orders total more than $2,000 per month or by Seller or (ii) the ceasing of employment of any employee of the Station who is either an account executive or earns more than $30,000 per year.

6.1.8    Contracts.    Seller will not enter into any Contract relating to the Station after the execution of the KMXN-FM LMA without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

6.1.9    Transition Assistance.    Seller will use its best efforts to assist Buyer in transitioning to Buyer third party provided services such as utilities, phone service, etc.

6.1.10    Assistance in Transfer of Records and Data.    Seller will fully cooperate with Buyer and use its best efforts (including making copies in advance, collecting paperwork, coordinating information about computer systems and configurations) as are necessary so that Seller can deliver, and Seller shall use its best efforts to deliver, the data and records required to be delivered under Section 2.1.5 to Buyer (including the transfer of data from Seller’s computer systems to Buyer’s computer systems) on the fifteenth business day prior to the Effective Date with title to such data and records transferring to Buyer only on the Closing Date. Such data and records shall be updated on a daily basis until the Effective Date.

6.2    Negative Covenants of Seller.    From the date hereof through consummation of the transaction contemplated hereby on the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer (except as expressly permitted by this Agreement or the terms of the KMXN-FM LMA):

6.2.1    Encumbrances.    Create or assume any Encumbrance on any of the Purchased Assets (other than Permitted Encumbrances on the Licenses), whether now owned or hereafter acquired, unless discharged or terminated and fully released prior to the Closing Date;

6.2.2    Transfers.    Sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business;

6.2.3    Call Letters.    Change the Station’s call letters or modify the Station’s facilities in any material respect;

6.2.4    Modification of Contracts.    Amend or terminate any of the Assumed Contracts (or waive any substantial right thereunder);

6.2.5    Change in Format or Business; Change the Station’s format (including but not limited to genre of music, demographic or language) or otherwise materially change the Station’s business model or advertising sales strategy; provided, however, that nothing in this Section 6.2.5 is intended to constitute an impermissible delegation of licensee’s responsibilities under the Communications Act to maintain control of the operation of the Station provided, further, that actions taken by Buyer pursuant to and in compliance with the KMXN-FM LMA shall not constitute violations of this Section 6.2.5;

6.2.6    Rights.    Cancel or compromise any claim or waive or release any right of Seller relating to the Purchased Assets, except in the ordinary course of business consistent with past practice;

6.2.7    FCC Licenses and Permits.    Cause or permit, by any act or failure on its part, the FCC Licenses or Permits to expire or to be surrendered or modified, or take any action which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses or Permits, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Station, or take any other action within Seller’s control which would result in the Station being in non-compliance with the requirements of the Communications Act or any other applicable law material to the operation of the Station; or

6.2.8    No Inconsistent Action.    Take any other action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement; provided, however, that any actions by Seller, including omission to act, that are necessary or appropriate for the Seller to be in compliance with the terms and conditions of the KMXN-FM LMA shall not constitute an action inconsistent with Seller’s obligations under this Agreement.

6.3    Financial Information.    From the date hereof until four months after the consummation of the transaction contemplated by this Agreement, Seller agrees to cooperate with, and provide reasonable assistance to, Buyer, and use commercially reasonable efforts to get the cooperation and assistance of its auditors (including but not limited to consents to inclusion of audited financial statements of Seller in filings by LBI Media or Buyer and reliance letters in connection therewith) in connection with any filings or registration statements or reports under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, including, without limitation making available on a timely basis such financial information of Seller as may reasonably be required in connection with any such registration statement or report (including but not limited to that information necessary for the Buyer or any such affiliate to prepare and file the financial statements required by Rule 3.05 of Regulation S-X). Seller agrees to use commercially reasonable efforts to get the consent by its accountants to include the Financial Statements to the extent necessary or advisable by LBI Media or the Buyer or its advisors in any filings or registration statements or reports of LBI Media or the Buyer under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended (including but not limited to that information necessary for the Buyer or any such affiliate to prepare and file the financial statements required by Rule 3.05 of Regulation S-X).

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1    Application for Commission Consent; Other Consents.

7.1.1    FCC Consent.    Buyer and Seller agree to proceed as expeditiously as practical, and in no event later than ten business days after the execution hereof by Buyer and Seller, to file or cause to be filed the Assignment Application requesting FCC consent to the transaction contemplated by this Agreement. The Parties agree that the Assignment Application will be prosecuted in good faith and with due diligence, including filing and cooperating with all requests of the Commission. The Parties acknowledge that this Agreement will have to be filed with the FCC. The Parties further acknowledge that the Assignment Application may have to be amended from time to time prior to the date it is granted to reflect any changes resulting from Buyer’s financing and related arrangements.

7.1.2    Other Governmental Consents.    Promptly, but not later than ten business days following the filing of the Assignment Application, the Parties will proceed to prepare and file with all other appropriate governmental authorities (if any), such other requests for approval or waiver as may be required from such governmental authorities to permit the transfer of the FCC Licenses, Permits and the Purchased Assets, or as otherwise required in connection with the transaction contemplated hereby and will jointly, diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. The Parties hereby acknowledge that no filings will be required under the HSRA because both the Purchase Price and the fair market value of the Purchased Assets and Assumed Contracts are less than $50,000,000.

7.1.3    Control of the Station.    The purchase and sale transaction contemplated by this Agreement shall not be consummated until the Closing Date. Between the date of this Agreement and the Closing Date, Buyer, its employees or its agents, shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of the Station, but such operation will be the sole responsibility and in the complete discretion of Seller. Until the Closing Date, Buyer’s interest in the Station are limited to its rights under this Agreement, the Assignment Application and the KMXN-FM LMA.

7.2    Mutual Right to Terminate.    Subject to the provisions of Section 7.5.2, if the purchase and sale transaction contemplated by this Agreement has not occurred on or before the ninth (9) month anniversary of the date hereof, either Buyer or Seller, if such Party is not materially in default hereunder in a manner which has delayed the occurrence of the purchase and sale transaction contemplated by this Agreement, may terminate this Agreement upon five days’ written notice to the other Party

7.3    Buyer’s Right to Terminate.    Buyer, at its option, may terminate this Agreement, so long as Buyer is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

7.3.1    The FCC Licenses or other Permits are modified or their terms substantially modified resulting in an adverse change in Buyer’s ability to operate the Station;

7.3.2    Any Assignment Application is designated for a hearing before an administrative law judge;

7.3.3    The FCC institutes revocation of license proceedings against the Station; or

7.3.4    Seller is in material breach of this Agreement ten business days after Buyer has given Seller written notice of breach, and Seller has not commenced and continued to prosecute diligently a cure therefor or such breach is or becomes incurable.

7.4    Seller’s Right to Terminate.    Seller, at its option, may terminate this Agreement, so long as Seller is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

7.4.1    The Assignment Application is designated for a hearing before an administrative law judge; or

7.4.2    Buyer is in material breach of this Agreement ten business days after Seller has given Buyer written notice of breach, and Buyer has not commenced and continued to prosecute diligently a cure therefor or such breach is or becomes incurable.

7.5    Risk of Loss.

7.5.1    The risk of loss and damage, whether by force majeure or for any other reason, to the Purchased Assets or the operation of the Station between the date of this Agreement and the Closing Date will be on Seller. Seller shall take all reasonable steps to repair, replace and restore the Purchased Assets as soon as possible after any loss or damage, it being understood and agreed that all insurance proceeds with respect thereto (“Proceeds”) will be applied to or reserved for such replacement, restoration or repair, but that Seller will have no obligation to repair, replace or restore in excess of the Proceeds (plus any applicable deductible payment), and that Buyer’s sole remedies if Seller elects not to fully repair, replace or restore will be (i) to terminate this Agreement, in which case the Escrow Deposit will be delivered to LBI Media, or (ii) to close in accordance with Section 7.5.3 below.

7.5.2    In the event of any damage or event that prevents broadcast transmissions of the Station in the normal and usual manner and substantially in accordance with the FCC Licenses (other than scheduled ordinary course maintenance), Seller will give prompt notice thereof to Buyer and Buyer, in addition to its other rights and remedies, will have the right to postpone the Closing Date until transmission in accordance with the FCC Licenses has been resumed. The postponed Closing Date will be any date within the effective period of the FCC’s consent to assignment of the FCC Licenses to LBI Sub as Buyer may designate by not less than five business days’ prior written notice to Seller. During the period of postponement, Seller shall use its best efforts to resume broadcast transmissions. In the event transmission in accordance with the FCC Licenses cannot be resumed within the effective period of the FCC’s consent to assignment of the FCC Licenses to LBI Sub, at Buyer’s request, the Parties will join in an application or applications requesting the FCC to extend the effective period of its consent for one or more periods not to exceed 120 days in the aggregate. If transmission in accordance with the FCC Licenses has not been resumed so that the Closing Date does not occur within such extended period, or any agreed extension thereof, Buyer will have the right, by giving written notice to Seller within five business days after the expiration of such 120-day period, or any agreed extension thereof, to terminate this Agreement forthwith without any further obligation, in which case the Escrow Deposit will be delivered to LBI Media.

7.5.3    If any loss of or damage to the Purchased Assets (including but not limited to any Tower or any Transmitter Building) occurs prior to the Closing Date and full repair, replacement or restoration of all Purchased Assets has not been made on or before the Closing Date (as the Closing Date may be extended as provided in Section 7.5.2), or the cost thereof is greater than the Proceeds (plus any applicable deductible), then Buyer will be entitled, but not obligated, to accept the Purchased Assets in their then-current condition and will receive an abatement or reduction in the Purchase Price in an amount equal to the difference between the amount necessary to fully repair or replace the damaged Purchased Assets and the amount of the unused Proceeds, in which case Buyer will be entitled to all the unused Proceeds and payment of the deductible amount. If Buyer elects to accept damaged Purchased Assets at a reduced Purchase Price, the Parties agree to cooperate in determining the amount of the reduction to the Purchase Price in accordance with the provisions hereof.

7.6    Transfer Taxes and FCC Filings; Expenses; Bulk Sales.

7.6.1    Transfer Taxes; FCC Filings.    All federal, state or local excise, sales or use taxes, or similar taxes and other costs imposed on or in connection with the sale, purchase or transfer of the Purchased Assets and assumption of the Assumed Contracts by Buyer pursuant hereto will be borne by Seller. All FCC filing fees will be shared equally by Buyer and Seller.

7.6.2    Expenses.    Except as otherwise provided herein, Buyer and Seller shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and consummation of the transaction contemplated hereby, including but not limited to the fees, expenses and disbursements of its accountants and counsel.

7.6.3    Compliance With Bulk Sales Laws.    Any loss, liability, obligation or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales laws applicable to the transfer of the Purchased Assets as contemplated by this Agreement will be borne by Seller.

7.7    Invoices.    If advertisers whose advertisements air on the Station on or after the Effective Date make payments prior to, on or after the consummation of the transactions contemplated by this Agreement to Seller rather than to Buyer with respect to such advertisements, Seller shall hold such amounts in trust for Buyer, shall promptly notify Buyer of the receipt of such funds and shall forward such amounts to Buyer within five business days. If advertisers whose advertisements aired on the Station prior to the Effective Date make payments prior to, on or after the consummation of the transactions contemplated by this Agreement to Buyer rather than to Seller with respect to such pre-Effective Date advertisements, Buyer shall hold such amounts in trust for Seller, shall promptly notify Seller of the receipt of such funds and shall forward such amounts to Seller within five business days.

ARTICLE VIII
CLOSING CONDITIONS

8.1    Conditions Precedent to Buyer’s Obligations.    The obligation of Buyer to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of Buyer:

8.1.1    Commission Approval.    The definition of Closing Date shall have been satisfied.

8.1.2    Representations and Warranties.    All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date except as specifically contemplated by this Agreement.

8.1.3    Performance.    Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date. There shall not have been any material adverse change in the Station or the Purchased Assets, or any damage, destruction or loss materially and adversely affecting the Purchased Assets or the operation of the Station.

8.1.4    FCC Licenses.    Seller shall be the holder of the FCC Licenses, and there shall not have been any modification of any of the FCC Licenses or any modification of FCC rules, regulations or policies affecting the class of holders of FCC licenses to which Seller belongs as the holder of the FCC Licenses, that has or is reasonably likely to have a material, adverse effect on the Station or, after the Closing Date, the conduct of its operations by Buyer. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, impair or modify adversely any of the FCC Licenses specifically or such class of holders generally.

8.1.5    Consents.    All Required Consents shall have been obtained and delivered to Buyer. Such Required Consents shall include, without limitation, executed consents and releases in form and substance reasonably satisfactory to Buyer from the creditors of Seller consenting to the transaction contemplated hereby and releasing their Encumbrances relating to the Purchased Assets (together with executed UCC termination statements, amendments to UCC financing statements and other documents and instruments implementing such release). In addition, the lessors under each of the Licenses shall have executed and delivered to Buyer estoppels and consents substantially in the form attached hereto as Exhibit F with respect to each License (including confirmation of the terms of each License, that each License is in full force and effect and that no defaults exist thereunder, together with such documents and consents that may be required by Buyer’s lender). Furthermore, the creditors of Seller shall have delivered to Buyer the full reconveyances of the deeds of trust filed against the Licenses.

8.1.6    Litigation and Insolvency.    Except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court, or governmental body, department or agency of any kind, relating to the operation of the Station or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement, or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties, shall be pending, and Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

8.1.7    Financial Information.    Seller shall have provided the Financial Statements. To the extent requested prior to the Closing Date, Seller shall have provided any other information required to be provided pursuant to Section 6.3 on or prior to the Closing Date.

8.1.8    Guarantee.    N. Arthur Astor shall have executed and delivered the Personal Guarantee and the Seller and the Other Subsidiaries shall have executed and delivered the Corporate Guarantee.

8.1.9    Deliveries.    All deliveries required under Section 9.1 shall have been completed to the satisfaction of Buyer (including issuance of the legal opinions).

8.2    Conditions Precedent to Seller’s Obligations.    The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of Seller:

8.2.1    Commission Approval.    The condition set forth in Section 8.1.1 shall have been satisfied.

8.2.2    Representations and Warranties.    All representations and warranties of LBI Media and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except as specifically contemplated by this Agreement.

8.2.3    Performance.    LBI Media and Buyer shall each have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date.

8.2.4    Litigation and Insolvency.    Except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including, without limitation, reorganization, receivership, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

8.2.5    Deliveries.    All deliveries required under Section 9.2 shall have been completed to the satisfaction of Seller (including issuance of the legal opinions).

ARTICLE IX
ITEMS TO BE DELIVERED AT THE CLOSING

9.1    Seller’s Performance At Closing.    On the Closing Date at the Closing Place, Seller shall have executed and delivered to Buyer all bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer and its counsel, effecting the sale, transfer, assignment and conveyance of the Purchased Assets to Buyer including, without limitation, the following:

9.1.1    Such other instruments or documents as Buyer may reasonably request in connection with the transfer and assignment of the Licenses, including such documents and instruments customary and appropriate in each of the counties in which a property covered by a License is located;

9.1.2    One or more bills of sale conveying to LBI all of the Tangible Personal Property and Intellectual Property to be acquired by Buyer hereunder;

9.1.3    An assignment assigning to LBI Sub the FCC Licenses;

9.1.4    An assignment assigning to LBI each of the Assumed Contracts together with the Required Consents and the original copies of the Assumed Contracts;

9.1.5    The data, documents, copies, files, records and logs referred to in Section 2.1.5 and Seller shall have transferred data from Seller’s computer systems to Buyer’s computer systems to the extent provided in Section 2.1.5;

9.1.6    Proof of payment of prepaid expenses made by Seller for services to be provided to the Station after the Closing Date under the Assumed Contracts;

9.1.7    Seller shall have paid LBI an amount equal to the aggregate advance payments by advertisers and other advance payments for services to be provided by or for the Station after the Effective Date under the Assumed Contracts;

9.1.8    Opinions of Seller’s counsel and Seller’s FCC counsel, each dated as of the Closing Date substantially in the form of Exhibits “B” and “C”;

9.1.9    Copies of resolutions of the Boards of Directors of Astor, Astor KMXN Sub and the Other Subsidiaries, in each case certified by its Secretary, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the KMXN-FM LMA and the Corporate Guarantee and the transaction contemplated hereby and thereby;

9.1.10    A certificate, dated as of the Closing Date, executed by the President and Chief Executive Officer of Seller and the Other Subsidiaries, to the effect that, (i) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except as specifically contemplated by this Agreement; (ii) Seller has complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the Closing Date; (iii) all Required Consents have been obtained by Seller and delivered to Buyer; (iv) except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or, to the knowledge of Seller, threatened, before any forum, court, or governmental body, department or agency of any kind, relating to the operation of the Station or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement;

(v) to the knowledge of Seller, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, N. Arthur Astor, the Other Subsidiaries or any of their respective material assets or properties is pending, and none of Seller, N. Arthur Astor or the Other Subsidiaries has taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; (vi) the aggregate amount of advance payments by advertisers and other advance payments for services to be provided by or for the Station after the Effective Date under the Assumed Contracts referred to in Section 2.1.4 equals the amount paid to Buyer pursuant to Section 9.1.7; and (vii) Seller has performed the requirements of this Section 9.1;

9.1.11    Written instructions to terminate the Escrow Agreement and deliver the entire Escrow Deposit to LBI Media executed by Seller; and

9.1.12    Such other instruments of transfer, documents or certificates requested by Buyer as may be necessary or appropriate to transfer to and vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets or as reasonably may be requested by Buyer to evidence consummation of this Agreement and the transaction contemplated hereby.

9.2    Buyer’s Performance at Closing.    On the Closing Date at the Closing Place, Buyer will execute and deliver or cause to be delivered to Seller:

9.2.1    The monies payable as set forth in Section 3.1.1 by wire transfer of federal funds;

9.2.2    An opinion of Buyer’s counsel dated as of the Closing Date substantially in the form of Exhibit “D”;

9.2.3    Copies of resolutions of the Boards of Directors of LBI Media, LBI and LBI Sub, in each case certified by its Secretary, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the KMXN-FM LMA and the transaction contemplated hereby and thereby;

9.2.4    A certificate, dated as of the Closing Date, executed by the Executive Vice President of LBI Media and Buyer, to the effect that (i) the representations and warranties of LBI Media and Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except as specifically contemplated by this Agreement; (ii) LBI Media and Buyer have each complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the Closing Date; (iii) except for matters effecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or threatened, before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (iv) to the knowledge of LBI Media and Buyer, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting LBI Media or Buyer or any of their respective material assets or properties is pending, and neither LBI Media nor Buyer has taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and (v) LBI Media and Buyer have each performed the requirements of this Section 9.2;

9.2.5    A writing evidencing the assumption by Buyer of each of the Assumed Contracts consistent with the provisions of this Agreement; and

9.2.6    Such other instruments, documents and certificates as reasonably may be requested by Seller to consummate this Agreement and the transaction contemplated hereby.

ARTICLE X
INDEMNIFICATION

10.1    Indemnification by Seller.    It is understood and agreed that LBI Media and Buyer do not assume and will not be obligated to pay any liability of Seller under the terms of this Agreement or otherwise and will not be obligated to perform any obligations of Seller of any kind or manner, except in connection with the Assumed Contracts and with respect thereto only to the extent such obligations arise subsequent to the consummation of the transaction contemplated hereby on the Closing Date. Seller hereby agrees to indemnify, defend and hold harmless LBI Media and Buyer, their successors and assigns, for a period of eighteen months following the consummation of the purchase and sale transaction contemplated hereby on the Closing Date, from and against:

10.1.1    Any and all Damages, occasioned by, arising out of or resulting from the operation of the Station prior to the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed prior to the Closing Date under any of the Assumed Contracts or otherwise with respect to Seller’s ownership and operation of the Station prior to the Closing Date; and

10.1.2    Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment of any agreement on the part of Seller under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule, or other instrument furnished to LBI Media or Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby; provided, that any breach of Section 7.7 shall be deemed material regardless of the cash value of such breach.

10.2    Indemnification by LBI Media and Buyer.    LBI Media and Buyer agree to indemnify, defend and hold harmless Seller, its successors and assigns, for a period of eighteen months following the consummation of the purchase and sale transaction contemplated hereby on the Closing Date, from and against:

10.2.1    Any and all Damages occasioned by, arising out of or resulting from the operation of the Station on or subsequent to the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed on or subsequent to the Closing Date under any of the Assumed Contracts or otherwise with respect to Buyer’s ownership and operation of the Station from and after the Closing Date; and

10.2.2    Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment, of any agreement on the part of LBI Media or Buyer under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule or other instrument furnished to Seller pursuant to this Agreement or in connection with the transaction contemplated hereby; provided, that any breach of Section 7.7 shall be deemed material regardless of the cash value of such breach.

10.3    Third-Party Claims.    In the event of third party claims, each Party (“Indemnified Party”) shall give written notice to the other Party (“Indemnifying Party”) as soon as practicable and in no event later than ten business days after the Indemnified Party has knowledge, or the discovery, of any facts which in its opinion entitle or may entitle it to indemnification under this Section 10.3. Seller, on the one hand, and LBI Media and Buyer, on the other, shall be considered a single Party for purposes of this Section 10.3. However, failure to give such notice will not preclude the Indemnified Party from seeking indemnification hereunder, unless, and to the extent that, such failure adversely affects to a material degree the Indemnifying Party’s ability to defend against such a claim. The Indemnifying Party will promptly defend such a claim by counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld, and the Indemnified Party may appear at any proceeding, at its own cost, by counsel of its own choosing and will otherwise reasonably cooperate in the defense of such claim, provided that the Indemnifying Party shall promptly reimburse the Indemnified Party all reasonable costs, expenses and attorneys’ fees incurred in the course of cooperating in the defense of such claim. The Indemnifying Party shall be responsible for all costs and expenses of any settlement. If the Indemnifying Party within ten business days after notice of a claim fails to defend the Indemnified Party, the Indemnified Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Anything in this Section to the contrary notwithstanding:

10.3.1    If LBI Media or Buyer is the Indemnified Party and in the reasonable judgment of LBI Media or Buyer there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party or its continued operation of the Station, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim, and the Indemnifying Party will cooperate with the Indemnified Party;

10.3.2    If the facts giving rise to indemnification hereunder involve a possible claim by the Indemnified Party against a third party, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; and

10.3.3    The Indemnifying Party will not, without the consent of the Indemnified Party, enter into or settle or compromise any claim or consent to any entry of judgment which (i) in the reasonable judgment of LBI Media or Buyer may materially and adversely affect LBI Media or Buyer or their continued operation of the Station, and (ii) does not include as an unconditional provision thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and complete release from all liability in respect to such claim.

10.4    Survival of Representations and Warranties.    The representations and warranties contained in this Agreement or in any Schedule or Exhibit, or in any certificate or other instrument delivered pursuant to this Agreement, will survive the consummation of the purchase and sale transaction contemplated by this Agreement on the Closing Date for a period of eighteen months; provided that if a claim or notice is given under this Article X or otherwise with respect to any such representation and warranty prior to such expiration date, such claim shall continue (and such representation and warranty shall survive) indefinitely until such claim is finally resolved.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1    Notices.    All notices, demands and requests, required or permitted to be given under the provisions of this Agreement shall be in writing and will be deemed duly given if received on a business day by facsimile at the facsimile numbers below and telephone notification is provided by the sending party to the receiving party at the time of the facsimile that such notice is about to be sent (it being understood that a voice mail left on answering machines shall be deemed to satisfy the requirement for such telephone notification):

If to Seller or the Other Subsidiaries:

Mr. N. Arthur Astor
Astor Broadcast Group
1045 South East Street
Anaheim, California 92805
        Phone: (714) 502-9494

Copy (which shall not, by itself, constitute notice) to:

Mr. Roger J. Metzler, Jr.
McQuaid, Metzler, Bedford & Van Zandt
211 Main Street, 16th Floor
San Francisco, California
        Phone: (415) 905-0200
        Fax: (415) 905-0202

If to LBI Media or Buyer:

Mr. Lenard D. Liberman
Executive Vice President
Liberman Broadcasting, Inc.
1845 Empire Avenue
Burbank, California 91504
        Phone: BOTH (818) 563-5722 and (281) 493-2900
        Fax: BOTH (818) 558-4244 and (281) 759-3963

Copy (which shall not, by itself, constitute notice) to:

Joseph K. Kim, Esq.
O’Melveny & Myers LLP
400 South Hope Street, 15th Floor
Los Angeles, California 90071
        Phone: (213) 430-6000
        Fax: (213) 430-6407

or any other such facsimile numbers, telephone numbers and addresses as any party may from time to time supply in writing to the other parties.

11.2    Benefit and Assignment.    This Agreement will be binding upon and inure to the benefit of the parties, and their respective successors and assigns. This Agreement will not be assignable by a party without the prior written consent of all of LBI Media, Buyer and Seller; provided, however, that LBI Media and Buyer may assign their rights and obligations hereunder without Seller’s consent to any party owned, directly or indirectly, by LBI Media and LBI Media and Buyer may assign their rights hereunder, without Seller’s consent, to any of their lenders (provided that such assignment to such lenders does not violate the Communications Act and does not delay the Closing Date).

11.3    Public Announcements.    LBI Media and Buyer, on the one hand, and Seller on the other, will consult with, and obtain the approval of (such approval not to be unreasonably withheld or delayed) each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc or disclosures to advisors and financing sources of each Party and disclosures required in connection with FCC approvals or under financing documents.

11.4    Other Documents.    The parties will execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

11.5    Appendices.    All Schedules and Exhibits are deemed to be part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. Whenever, by the terms of this Agreement or any subsequent agreement of the Parties, any additions or deletions are made to the Purchased Assets shown on the Schedules, the Schedules affected shall be deemed to be appropriately modified to reflect those changes.

11.6    Construction.    This Agreement will be governed, construed and enforced in accordance with the laws of the State of California.

11.7    Counterparts.    This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

11.8    Headings.    The headings of the Sections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any Section.

11.9    Entire Agreement.    This Agreement, the Personal Guarantee, the Escrow Agreement, the Corporate Guarantee, the KMXN-FM LMA and all Schedules and Exhibits hereto and thereto and related agreements entered into as of the date hereof and all agreements, certificates and instruments delivered by the Parties pursuant to the terms of this Agreement represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior negotiations and agreements among the parties, and can be amended, supplemented, waived or changed only by an amendment in writing which makes specific reference to this Agreement or the amendment, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement, waiver or modification is sought.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers on the day and year first above written.

ARIES COMMUNICATIONS, INC.

By:	/s/ Arthur Astor N. Arthur Astor President

ORANGE BROADCASTING CORP.

By:	/s/ Arthur Astor N. Arthur Astor President

LBI MEDIA, INC.

By:	/s/ Jose Liberman
Jose Liberman President

LIBERMAN BROADCASTING, INC.

By:	/s/ Jose Liberman
Jose Liberman President

and

LBI RADIO LICENSE CORP.

By:	/s/ Jose Liberman
Jose Liberman President

S-1

SCHEDULE 4.6
LITIGATION

1.    Len Agosta, Plaintiff, vs. N. Arthur Astor, Astor Broadcast Group, North County Broadcasting Corporation, Orange Broadcasting Corporation, Susan Burke and Does 1-25, inclusive, Defendants. Filed in Superior Court of the State of California for the County of San Diego. Case No. GIC 772436

2.    Craig Powers, an individual, Plaintiff, vs. Astor Broadcasting Group, a corporation; Art Astor, an individual, and Does 1 through 10, inclusive, Defendant. Filed in Superior Court of the State of California for the County of Orange. Case No. 02CC05068

Schedule 4.6-1

SCHEDULE I

Identification of Contracts to be Assumed

KMXN-FM—ANTENNA SITE LICENSE AGREEMENT, “City Plaza”, One City Boulevard West, Orange, California (Orange County)

1.	Antenna Site License Agreement dated June 13, 2002 between EOP-The City, LLC, as Licensor and Astor KMXN Sub, as Licensee, as amended from time to time.

Schedule I-1

SCHEDULE II

List of all Permits and FCC Licenses

FCC Licenses and Permits	Expiration Date
Federal Communications Commission Radio Broadcast Station License for KMXN-FM, File No.BLH19980610KA, as modified by BMLH20000501ACK.	12/1/2005

Antenna Structure Registration Number 1018358

Schedule II-1

SCHEDULE III

List of Required Consents, Encumbrances and UCC-1 Filing Statements

Required Consents (Seller)

1.    Federal Communications Commission consents to the Assignment Application which Seller and Buyer will file with the Federal Communications Commission requesting its written consent to the assignment of the FCC Licenses from Seller to LBI Sub.

2.    An Estoppel and Memorandum of Lease from each of the landlords under the Licenses, all in a form reasonably acceptable to Buyer and Buyer’s lenders all in the form of Exhibit F.

3.    Consents and releases from AMRESCO Funding Corporation/AMRESCO Commercial Finance, Inc./Goldman Sachs Credit Partners, L.P

4.    Consents and releases from Colonial Pacific Leasing Corporation.

5.    Consents and releases from BSB Leasing, Inc.

Required Consents (Buyer)

1.    Consents of Buyer’s creditors

2.    Federal Communications Commission consents to the Assignment Application which Seller and Buyer will file with the Federal Communications Commission requesting its written consent to the assignment of the FCC Licenses from Seller to LBI Sub.

Encumbrances

None other than those pursuant to the UCC Financing Statements below

UCC Financing Statements

Schedule III-1

DEBTOR NAME	STATE	JURISDICTION	SECURED PARTY	TYPE OF FILING	DATE FILED	FILE NO.
Ontario Broadcasting, LLC dba KIKA(AM)	CA	Secretary of State	Goldman Sachs Credit Partners L.P.	UCC-1	01/19/00	0002560460

Ontario Broadcasting, LLC dba KIKA(AM)	CA	Secretary of State	Goldman Sachs Credit Partners L.P.	UCC-2	07/05/01	01197C0350

Orange Broadcasting Corporation	CA	Secretary of State

Orange Broadcasting Corporation dba KIKF(FM)	CA	Secretary of State	AMRESCO Funding Corporation	UCC-1	01/13/97	9701460118

Orange Broadcasting Corporation dba KIKF(FM)	CA	Secretary of State	AMRESCO Funding Corporation	UCC-2	07/13/99	99203C0212

Orange Broadcasting Corporation dba KIKF(FM)	CA	Secretary of State	AMRESCO Commercial Finance, Inc.	UCC-2	11/12/99	99322C0137

Orange Broadcasting Corporation dba KIKF(FM)	CA	Secretary of State	Goldman Sachs Credit Partners L.P.	UCC-2	07/05/01	01197C0351

Orange Broadcasting Corporation dba KIKF(FM)	CA	Secretary of State	Goldman Sachs Credit Partners L.P.	UCC-2	08/31/01	01248C0449

Orange Broadcasting Corporation dba KIKF(FM)	CA	Secretary of State	Goldman Sachs Credit Partners L.P.	UCC-2	09/25/01	01270C0518

Orange Broadcasting Corporation	CA	Secretary of State	Colonial Pacific Leasing Corporation	UCC-1	01/16/97	97017600048

Orange Broadcasting dba KIK-FM	CA	Secretary of State	Imperial Business Corporation dba Imperial Capital Corporation	UCC-1	09/15/97	9726160086

Schedule III-2

DEBTOR NAME	STATE	JURISDICTION	SECURED PARTY	TYPE OF FILING	DATE FILED	FILE NO.
Orange Broadcasting Corp.	CA	Secretary of State	Colonial Pacific Leasing Corporation	UCC-1	02/13/98	9805060810

Orange Broadcasting Corp.	CA	Secretary of State	Colonial Pacific Leasing Corporation	UCC-1	08/04/98	9821860740

Orange Broadcasting Corp.	CA	Secretary of State	Colonial Pacific Leasing Corporation	UCC-1	10/22/98	9830260439

Orange Broadcasting Corp.	CA	Secretary of State	AT&T Capital Leasing Services, Inc.	UCC-1	12/28/98	9900560632

Orange Broadcasting Corporation	CA	Secretary of State	GE Capital Colonial Pacific Leasing Corp.	UCC-1	07/09/99	9920060216

Orange Broadcasting Corporation	CA	Secretary of State	GE Capital Colonial Pacific Leasing Corp.	UCC-2	10/05/00	00285C0427

Orange Broadcasting Corp. dba KMSL(AM) and KIKA(AM)	CA	Secretary of State	AMRESCO Commerical Finance, Inc.	UCC-1	07/29/99	9922260846

Orange Broadcasting Corp. dba KMSL(AM) and KIKA(AM)	CA	Secretary of State	AMRESCO Commerical Finance, Inc.	UCC-2	11/12/99	99322C0139

Orange Broadcasting Corp. dba KMSL(AM) and KIKA(AM)	CA	Secretary of State	Goldman Sachs Credit Partners L.P.	UCC-2	07/05/01	01197C0349

Orange Broadcasting	CA	Secretary of State	GE Colonial Pacific Leasing Corp.	UCC-1	07/30/99	9922460363

Orange Broadcasting Corp.	CA	Secretary of State	BSB Leasing, Inc.	UCC-1	10/29/99	9931260224

Orange Broadcasting Corp.	CA	Secretary of State	BSB Leasing, Inc.	UCC-2	05/26/00	00154C0252

Schedule III-3

DEBTOR NAME	STATE	JURISDICTION	SECURED PARTY	TYPE OF FILING	DATE FILED	FILE NO.
Orange Broadcasting	CA	Secretary of State	BSB Leasing, Inc.	UCC-1	02/07/00	0004160611

Orange Broadcasting	CA	Secretary of State	BSB Leasing, Inc.	UCC-2	07/07/00	00195C0240

Orange Broadcasting	CA	Secretary of State	Colonial Pacific Leasing Corp.	UCC-1	03/06/00	0006960492

Orange Broadcasting	CA	Secretary of State	Colonial Pacific Leasing Corp.	UCC-2	06/19/02	02171C0726

Orange Broadcasting	CA	Secretary of State	Conseco Finance Vendor Services Corp.	UCC-1	07/28/00	0021660355

Orange Broadcasting Corp.	CA	Secretary of State	GE Colonial Pacific Leasing Corp.	UCC-1	04/08/02	0209960631

UCC Termination Statements

Terminations or releases are required for all UCC Financing Statements listed above

Schedule III-4

SCHEDULE IV

Identification of Principal Items
of Tangible Personal Property

1.  All of Seller’s right, title and interest to the tower and/or antenna mounting pole located on top of One City Boulevard West, Orange, California.

2.  The Attached Schedule of Property

Schedule IV-1

SCHEDULE V

Allocation of the Purchase Price

Broadcasting Asset	Method to be Used to Determine the Allocation of Purchase Price as of the Closing Date	Allocated Amounts as of the Closing Date
Property, plant and equipment
Goodwill and FCC License
Purchase Price

[ . . . to come from Buyer and Seller . . . ]

Schedule V-1

SCHEDULE VI

Insurance

See attached

Schedule VI-1

SCHEDULE VII

Identification of Intellectual Property

KMXN-FM

Schedule VII-1

SCHEDULE VIII

PREPAID EXPENSES

Other than those which will be handled pursuant to Section 3.6, none.

Schedule VIII-1

SCHEDULE IX

INTENTIONALLY OMITTED

Schedule IX-1

SCHEDULE X

SPECIFIED EMPLOYEES

ORANGE BROADCASTING CORP.

1)	N. Arthur Astor

2)	Susan E. Burke – Exec VP

3)	Jeff Gehringer – Business Manager

NORTH COUNTY BROADCASTING CORPORATION

1)	Marla Frost – Traffic Mgr.

2)	Rick Roome—Ops Mgr.

3)	Craig Herdrich – Production

4)	David Baum – GSM

5)	Kristy Coday – AE

6)	Thomas Noto – AE

7)	Luis Bowden – Board Op/KCEO

8)	Michael Howard – Board Op/KCEO

9)	Melissa Johnson – Board Op/KCEO

10)	Steve Schwartz – Board Op/KCEO

11)	Brennan Vanorstran – Board Op/KCEO

Schedule X-1

SCHEDULE XI

INFORMATION REQUESTS

Copies of all engineering reports prepared by or for the Sellers relating to the Station including FCC filings and all work conducted by consulting engineers. Provide all executive summaries.

Schedule XI-1

EXHIBIT A-1

FORM OF PERSONAL GUARANTEE

See Attached

Schedule A-1-1

EXHIBIT A-2

FORM OF CORPORATE GUARANTEE

See Attached

Schedule A-2-1

EXHIBIT B

Legal Opinion of Seller’s Counsel

[Closing Date]

LBI Media, Inc.
Liberman Broadcasting, Inc.
LBI Radio License Corp.
1845 Empire Avenue
Burbank, California 91504

[Buyer’s various lenders]

Re:    Sale of Certain Assets of Astor Broadcast Group

Ladies and Gentlemen:

We have acted as counsel to Aries Communications, Inc, a California corporation (“Astor”) and Orange Broadcasting Corp., a California corporation (“Astor KMXN Sub”), in connection with the sale by the Seller and the purchase by Liberman Broadcasting, Inc., a California corporation (“LBI”), and LBI Radio License Corp., a California corporation (“LBI Sub,” and together with LBI, the “Buyers” and each individually a “Buyer”) of certain assets which are used or held for use in connection with the operation of radio station KMXN-FM, (94.3 FM, Garden Grove, California) and related assets, license, permits and authorizations issued by the Federal Communications Commission pursuant to the Asset Purchase Agreement dated as of December 19, 2002 (the “Asset Purchase Agreement”), by and among the Buyers, LBI Media, Inc., a California corporation (“LBI Media”) and the Seller. We have also reviewed, among other things, (i) the Corporate Custodial Agreement Relating to Earnest Money dated             , 2002, in each case executed by Commonwealth Land Title Company, as escrow agent, LBI Media and Astor (the “Escrow Agreement”), (ii) the Local Marketing Agreement relating to KMXN-FM dated,             , 2002 executed by LBI and Astor (the “KMXN-FM LMA”), (iii) one or more bills of sale conveying to one or both Buyers all of the Tangible Personal Property and Intellectual Property, (iv) one or more assignments assigning to one or both Buyers the FCC Licenses and each of the Assumed Contracts and Required Consents, (v) the Personal Guarantee dated             , 2002 by N. Arthur Astor, (vi) the Corporate Guarantee dated             , 2002 by Astor, Astor KMXN Sub, North County Broadcasting Corporation, a California corporation and Ontario Broadcasting LLC, a California limited liability company and (vii) [list other agreements and documents] (the agreements and documents contained in clauses (i) through (vii) above, together with the Asset Purchase Agreement, are collectively referred to herein as the “Agreements”). We are providing this opinion to you at the request of the Seller pursuant to Section 9.1.8 of the Asset Purchase Agreement. All capitalized terms used in this opinion and not defined herein will have the meanings given in the Asset Purchase Agreement.

Exhibit B-1

We have also acted as counsel to N. Arthur Astor and the Other Subsidiaries.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

As to relevant factual matters, we have relied upon, among other things, the Seller’s factual representations in the Certificate of Seller, dated             , 2002 (the “Certificate of Seller”), the Other Subsidiaries’ factual representations in the Certificates of Other Subsidiaries, dated             , 2002 (each a “Certificate of Other Subsidiary”), and N. Arthur Astor’s factual representations in the Certificate of Shareholder, dated             , 2002 (the “Certificate of Shareholder”), a copy of each of which is attached hereto as Exhibit A. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. With respect to each natural person who is a party to the transaction, we have assumed such person has sufficient legal capacity to carry out his or her obligations under the Agreements to which any such person is a party. To the extent the Seller’s or the Other Subsidiaries’ obligations under the Agreements to which Seller or the Other Subsidiaries, as the case may be, is a party depend on the due authorization, execution and delivery of the Agreements by the other parties to the Agreements (other than Seller or the Other Subsidiaries, as the case may be), we have assumed that the Agreements have been so authorized, executed and delivered.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(a)    Each Seller and Other Subsidiaries is a corporation or limited liability company validly existing under the laws of the State of California with the power to own its properties and assets and to conduct any activity that a corporation or limited liability company organized under the California General Corporation Law may conduct.

(b)    Each Seller and Other Subsidiary has corporate power to enter into and to perform its obligations under the Agreements to which such Seller or Other Subsidiary, as the case may be, is a party.

(c)    The execution, delivery and performance by each Seller and each Other Subsidiary of the Agreements to which such Seller or such Other Subsidiary, as the case may be, is a party have been duly authorized by all necessary corporate action on the part of such Seller or such Other Subsidiary, as the case may be, and the Agreements to which such Seller or such Other Subsidiary, as the case may be, is a party have been duly executed and delivered by such Seller or such Other Subsidiary, as the case may be. The Personal Guarantee has been duly executed and delivered by N. Arthur Astor.

Exhibit B-2

(d)    The Agreements to which any Seller, the Other Subsidiaries or N. Arthur Astor is a party constitute the legally valid and binding obligations of such Seller, Other Subsidiary or N. Arthur Astor, as applicable, enforceable against such Seller, Other Subsidiary or N. Arthur Astor, as applicable, in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(e)    Each Seller’s, Other Subsidiary’s and N. Arthur Astor’s execution and delivery of, and performance of its or his obligations on or prior to the date of this opinion under, the Agreements to which such Seller, Other Subsidiary or N. Arthur Astor is a party, do not and will not (i) violate such Seller’s or Other Subsidiary’s organizational documents and operating agreements, (ii) violate, breach, or result in a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of any Seller, any Other Subsidiary or N. Arthur Astor, under any existing obligation of or restriction on such Seller, any Other Subsidiary or N. Arthur Astor under any agreement to which it or he is a party identified in the Certificate of Seller, any Certificate of Other Subsidiary or the Certificate of Shareholder as being a material agreement of any Seller, any Other Subsidiary or N. Arthur Astor, or (iii) to our knowledge, breach or otherwise violate any existing obligation of or restriction on any Seller, any Other Subsidiary or N. Arthur Astor under any order, judgment or decree of any California or federal court or governmental authority binding on any Seller, any Other Subsidiary or N. Arthur Astor.

(f)    The execution and delivery by any Seller, any Other Subsidiary or N. Arthur Astor of, and performance of its or his obligations on or prior to the date of this opinion under, the Agreements to which Seller, any Other Subsidiary or N. Arthur Astor is a party do not violate any California or federal statute or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to any Seller, any Other Subsidiary or N. Arthur Astor or to transactions of the type contemplated by the Agreements.

(g)    Except as set forth on Schedule          hereto, no order, consent, permit or approval of any California or federal government authority that we have, in the exercise of customary professional diligence, recognized as applicable to any Seller, any Other Subsidiary or N. Arthur Astor or to transactions of the type contemplated by the Agreements to which any Seller, any Other Subsidiary or N. Arthur Astor is a party is required on the part of Seller, any Other Subsidiary or N. Arthur Astor for the execution and delivery of, and performance of its or his obligations on or prior to the date of this opinion under, the Agreements to which any Seller, any Other Subsidiary or N. Arthur Astor is a party.

(h)    Except for the matters described in Schedule          to the Asset Purchase Agreement, we have not given substantive attention on behalf of any Seller, any Other Subsidiary or N. Arthur Astor or represented any Seller, any Other Subsidiary or N. Arthur Astor in connection with any action, suit or proceeding pending or threatened against any Seller, any Other Subsidiary or N. Arthur Astor before any court, arbitrator or governmental agency.

Exhibit B-3

[Qualifications to be provided by Counsel to Seller]

The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Our use of the terms “known to us,” “to our knowledge,” or similar phrase to qualify a statement in this opinion means that those attorneys in this firm who have given substantive attention to the representation described in the introductory paragraph of this opinion do not have current actual knowledge that the statement is inaccurate. Such terms do not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing any Seller, any Other Subsidiary and N. Arthur Astor in connection with any other matter) or any constructive or imputed notice of any matters or items of information. We have not undertaken any independent investigation to determine the accuracy of the statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of any Seller, any Other Subsidiary and N. Arthur Astor in connection with this opinion or in other matters.

This opinion is furnished by us as counsel for each Seller, each Other Subsidiary and N. Arthur Astor and may be relied upon by you only in connection with the Agreements. With the specific exception of [INSERT NAME OF AGENT] for itself and as Administrative Agent for the Lenders, and the Lenders and other Agents (and their respective actual and prospective participants, assignees and successors) from time to time party to the [INSERT DESCRIPTION OF APPLICABLE FINANCING DOCUMENT(S) AND INSERT APPLICABLE DESCRIPTION OF PARTIES THERETO], this opinion may not be used or relied upon by you for any other purpose, or disclosed or delivered to any other person, without in each instance our prior written consent.

Respectfully submitted,

Exhibit B-4

EXHIBIT C

Legal Opinion of Seller’s FCC Counsel

[Closing Date]

LBI Media, Inc.
Liberman Broadcasting, Inc.
LBI Radio License Corp.
1845 Empire Avenue
Burbank, California 91504

[Buyer’s various lenders]

Re:    Assignment of Authorizations of KMXN-FM, Garden Grove, California.

Gentlemen:

We have acted as special communications counsel to Aries Communications, Inc., a California corporation and Orange Broadcasting Corp., a California corporation (collectively the “Sellers” and each individually a “Seller”), in connection with the sale by the Sellers and the purchase by Liberman Broadcasting, Inc., a California corporation (“LBI”), and LBI Radio License Corp., a California corporation (“LBI Sub”, and together with LBI, the “Buyers” and each individually a “Buyer”) of certain assets which are used or held for use in connection with the operation of radio station KMXN-FM (94.3FM, Garden Grove, California) (the “Station”) and related assets, license, permits and authorizations issued by the Federal Communications Commission (“FCC”) pursuant to the Asset Purchase Agreement dated as of December 19, 2002 (the “Asset Purchase Agreement”), by and among Buyers, LBI Media, Inc., a California corporation (“LBI Media”) and Sellers. We are providing this opinion to you at the request of Sellers pursuant to Section 9.1.8 of the Asset Purchase Agreement. All capitalized terms used in this opinion and not defined herein will have the meanings given in the Asset Purchase Agreement.

We have not reviewed any agreement, contract or corporate document other than the Asset Purchase Agreement and Exhibits and Schedules thereto in connection with the opinions expressed herein. The opinions stated herein do not purport to cover matters that would require or involve an inspection of the Station or the work product, records or operations of the Station and we have not conducted such an inspection. We render no opinion with respect to whether a security interest may be held in any authorization issued by the FCC. We have not searched the docket files of any court.

This opinion is limited to and addresses only matters within the jurisdiction of the FCC under the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC pertaining to the Station (all hereinafter collectively referred to as the “Communications Laws”). We have assumed, and relied upon without any independent

Exhibit C-1

inquiry or verification by us, the accuracy and completeness of (i) representations and warranties of Sellers as to factual matters in the Asset Purchase Agreement, Exhibits and Schedules thereto, and (ii) the accuracy and completeness of the FCC’s publicly available records for the Station in the FCC’s Washington, D.C. offices at the time of examination by us on                 , 2002 [NOTE: INSERT DATE NOT MORE THAN 3 BUSINESS DAYS PRIOR TO THE CLOSING DATE], and the absence of changes since the date of our examination. We have also reviewed the files of this firm with respect to our representation of the Sellers.

Whenever an opinion herein with respect to the existence or absence of facts is indicated to be based on our knowledge, it is intended to signify that, during the course of our representation of Sellers in connection herewith, including, without limitation, during the course of the examination described in the preceding paragraph, no information has come to the attention of the attorneys in our firm who have devoted substantive legal attention to the representation of Sellers that gives those attorneys actual knowledge of the existence or absence of such facts. Other than our above-described review of the records of the FCC and the files of this firm, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as communications counsel to Sellers. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Sellers and their officers and other representatives and of public officials.

Our opinion is limited strictly to the matters stated herein and no opinions may be inferred or are implied beyond the matters expressly stated herein. We have assumed no obligation to advise you beyond the opinion specifically expressed herein. The opinion set forth herein is as of the date hereof, and we have undertaken no obligation to advise you of any changes that may occur thereafter.

Based upon our examination of the foregoing disclosures, documents, records and matters of law and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion (or, where indicated, confirm) that:

1.
Orange Broadcasting Corp. holds the FCC licenses, which have been granted or assigned to Sellers by the FCC with respect to KMXN-FM, as listed on Exhibit A hereto (the “Orange Broadcasting FCC Licenses” and together with the North County FCC Licenses, the “FCC Licenses”). The FCC’s records reflect that the main station license for KMXN-FM expires on December 1, 2005. The Orange Broadcasting FCC Licenses include all FCC licenses, permits and authorizations necessary for the Sellers to operate KMXN-FM. The Orange Broadcasting FCC Licenses are in full force and effect.

2.	To our knowledge, except for proceedings of general applicability to the radio broadcast industry, we have not been notified of, and the

Exhibit C-2

FCC has not issued any public notice announcing, any formal investigative proceeding or claim, and there is no other legal or administrative proceeding pending or threatened before the FCC against the Station or any Seller with respect to the Station which could reasonably be expected to result in the revocation, nonrenewal or suspension of the FCC Licenses, the imposition of any fine or forfeiture, reporting requirements or other sanction against the Station or any Seller with respect to the Station by the FCC, or the adverse material modification of any FCC License.

3.
The order of the FCC granting its consent for the assignment of the Orange Broadcasting FCC Licenses to LBI Sub (the “Orange Broadcasting FCC Consent” and, together with the North County FCC Consents, the “FCC Consents”) was issued on                  and public notice of the Orange Broadcasting FCC Consent was given on                 . The time provided by the Communications Laws within which a party in interest other than the FCC may seek administrative reconsideration or review of the Orange Broadcasting FCC Consent has expired, and to our knowledge no petition for reconsideration or application for review was filed within such time with the FCC. The time provided by the Communications Laws within which the FCC may review the Orange Broadcasting FCC Consent on its own motion has expired, and the FCC did not give public notice of its intent to review the Orange Broadcasting FCC Consent on its own motion and, to our knowledge, the FCC has not otherwise stated an intent to review the Orange Broadcasting FCC Consent on its own motion.

4.
Other than the FCC Consents, no additional order or grant is required from the FCC in order to consummate the assignment of the FCC Licenses from Sellers to the Buyers pursuant to the Asset Purchase Agreement.

5.	The execution, delivery and consummation by Sellers of the Asset Purchase Agreement do not violate the Communications Laws.

This opinion is furnished by us as counsel for the Sellers and may be relied upon by you only in connection with the Asset Purchase Agreement. With the specific exception of [INSERT NAME OF AGENT] for itself and as Administrative Agent for the Lenders, and the Lenders and other Agents (and their respective actual and prospective participants, assignees and successors) from time to time party to the [INSERT DESCRIPTION OF APPLICABLE FINANCING DOCUMENT(S) AND INSERT APPLICABLE DESCRIPTION OF PARTIES THERETO], this letter may not be used or relied upon by you for any other purpose, or disclosed or delivered to any other person, without in each instance our prior written consent.

Exhibit C-3

Very truly yours,

[SELLER’S FCC COUNSEL]

By:

Exhibit C-4

Exhibit A to Seller’s FCC Opinion

Orange Broadcasting FCC Licenses

[Note: Seller to provide appropriate language.]

Exhibit C-5

EXHIBIT D

Legal Opinion of LBI Entities Counsel

[Closing Date]

Aries Communications, Inc.
[Address]

[Buyer’s various lenders]

Re:    Purchase of Certain Assets of Astor Broadcast Group

Ladies and Gentlemen:

We have acted as counsel to LBI Media, Inc., a California corporation (“LBI Media”), Liberman Broadcasting, Inc., a California corporation (“LBI”) and LBI Radio License Corp., a California corporation (“LBI Sub”, and together with LBI Media and LBI, the “LBI Entities” and each individually an “LBI Entity”), in connection with the acquisition by the LBI Entities of certain assets which are used or held for use in connection with the radio station KMXN-FM, (94.3 FM, Garden Grove, California) and related assets, license, permits and authorizations issued by the Federal Communications Commission to Aries Communications, Inc, a California corporation (“Astor”) and Orange Broadcasting Corp., a California corporation (“Astor KMXN Sub,” together with Astor, the “Seller”) pursuant to the Asset Purchase Agreement dated as of December 19, 2002 (the “Asset Purchase Agreement”), by and among the LBI Entities and the Seller. We have also reviewed, among other things, (i) the Corporate Custodial Agreement Relating to Earnest Money dated                 , 2002 (the “Escrow Agreement”) by and among LBI, Astor and Commonwealth Land Title Company, (ii) the Local Marketing Agreement relating to KMXN-FM dated                 , 2002 executed by LBI and Astor (the “KMXN-FM LMA”), (iii) one or more bills of sale conveying to one or both Buyers all of the Tangible Personal Property and Intellectual Property, (iv) one or more assignments assigning to one or both Buyers the FCC Licenses and each of the Assumed Contracts and Required Consents, and (v) [list other agreements and documents] (the agreements and documents contained in clauses (i) through (v) above, together with the Asset Purchase Agreement, are collectively referred to herein as the “Agreements”). We are providing this opinion to you at the request of the LBI Entities pursuant to Section 9.2.2 of the Asset Purchase Agreement. All capitalized terms used in this opinion and not defined herein will have the meanings given in the Asset Purchase Agreement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

Exhibit D-1

As to relevant factual matters, we have relied upon, among other things, the LBI Entities’ factual representations in the Certificates of LBI Entity, dated                 , 2002 (the “Certificates of LBI Entity”), a copy of each of which is attached hereto as Exhibit A. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. With respect to each natural person who is a party to the transaction, we have assumed such person has sufficient legal capacity to carry out his or her obligations under the Agreements to which any such person is a party. To the extent the LBI Entities’ obligations under the Agreements to which each LBI Entity is a party depend on the due authorization, execution and delivery of the Agreements by the other parties to the Agreements (other than any of the LBI Entities), we have assumed that the Agreements have been so authorized, executed and delivered.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(a)    Each LBI Entity is a corporation validly existing under the laws of the State of California with the corporate power to own its properties and assets and to conduct any activity that a corporation organized under the California General Corporation Law may conduct (other than the banking, insurance or trust company business or the rendering of “professional services” as defined in Subdivision (a) of Section applicable 13401 of the California Corporations Code).

(b)    Each LBI Entity has corporate power to enter into and to perform its obligations under the Agreements to which such LBI Entity is a party.

(c)    The execution, delivery and performance by any LBI Entity of the Agreements to which such LBI Entity is a party have been duly authorized by all necessary corporate action on the part of such LBI Entity, and the Agreements to which such LBI Entity is a party have been duly executed and delivered by such LBI Entity.

(d)    The Agreements to which any LBI Entity is a party, constitute the legally valid and binding obligations of such LBI Entity, enforceable against such LBI Entity in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

(e)    The execution and delivery by any LBI Entity of, and performance of its obligations on or prior to the date of this opinion under, the Agreements to which such LBI Entity is a party, do not and will not (i) violate such LBI Entity’s Articles of Incorporation or Bylaws, (ii) violate, breach, or result in a default under, or result in the creation or imposition of

Exhibit D-2

any lien, charge or encumbrance upon any of the assets of such LBI Entity under, any existing obligation of or restriction on such LBI Entity under any agreement to which it is a party identified in the applicable Certificate of LBI Entity as being a material agreement of such LBI Entity, or (iii) to our knowledge, breach or otherwise violate any existing obligation of or restriction on such LBI Entity under any order, judgment or decree of any California or federal court or governmental authority binding on such LBI Entity.

(f)    The execution and delivery by any LBI Entity of, and performance of its obligations on or prior to the date of this opinion under, the Agreements to which such LBI Entity is a party do not violate any current California or federal statute or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such LBI Entity or to transactions of the type contemplated by the Agreements.

(g)    Except as set forth on Schedule          hereto, no order, consent, permit or approval of any California or federal government authority that we have, in the exercise of customary professional diligence, recognized as applicable to any LBI Entity or to transactions of the type contemplated by the Agreements to which such LBI Entity is a party is required on the part of such LBI Entity for the execution and delivery of, and performance of its obligations on or prior to the date of this opinion under, the Agreements to which such LBI Entity is a party.

[Qualifications to come from Counsel to LBI Entities]

The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Our use of the terms “known to us,” “to our knowledge,” or similar phrase to qualify a statement in this opinion means that those attorneys in this firm who have given substantive attention to the representation described in the introductory paragraph of this opinion do not have current actual knowledge that the statement is inaccurate. Such terms do not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing the LBI Entities in connection with any other matter) or any constructive or imputed notice of any matters or items of information. We have not undertaken any independent investigation to determine the accuracy of the statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the LBI Entities in connection with this opinion or in other matters.

This opinion is furnished by us as counsel for the Buyer and may be relied upon by you only in connection with the Agreements. With the specific exception of [INSERT NAME OF AGENT] for itself and as Administrative Agent for the Lenders, and the Lenders and other Agents (and their respective actual and prospective participants, assignees and successors) from time to time party to the [INSERT DESCRIPTION OF APPLICABLE FINANCING DOCUMENT(S) AND INSERT APPLICABLE DESCRIPTION OF PARTIES THERETO],

Exhibit D-3

this opinion may not be used or relied upon by you for any other purpose, or disclosed or delivered to any other person, without in each instance our prior written consent.

Respectfully submitted,

Exhibit D-4

EXHIBIT E

Form of KMXN-FM LMA

See Attached

Exhibit E-1

EXHIBIT F

Form of Estoppel and Consent

See Attached

Exhibit F-1

EXHIBIT G

Form of Escrow Agreement

See Attached

Exhibit G-1